Exhibit 99.1

ADVANCED DRAINAGE SYSTEMS ANNOUNCES FOURTH QUARTER AND
FISCAL YEAR 2026 RESULTS

•Closed NDS acquisition
•Fourth quarter net sales increased 9.9% to $676.8 million
•Fourth quarter organic sales increased 2.0%
•Generated $819.1 million in cash from operations; returned $155.4 million to shareholders in Fiscal Year 2026

HILLIARD, Ohio – (May 21, 2026) – Advanced Drainage Systems, Inc. (NYSE: WMS) ("ADS" or the "Company"), a leading provider of innovative water management solutions in the stormwater and wastewater industries today announced financial results for the fourth quarter and fiscal year ended March 31, 2026.

Scott Barbour, President and Chief Executive Officer of ADS commented, "In the fourth quarter, net sales increased 10% overall, driven by strong growth in Allied products as well as the contribution from the NDS acquisition, which we closed in the quarter. We continue to focus on material conversion, new product introductions, customer programs and acquisitions to drive growth in the challenging demand environment. Adjusted EBITDA also increased 6%, driven by favorable volume and price/cost."

"In Fiscal 2026, net sales increased 5% as we executed our differentiated growth strategy to drive above market performance through material conversion, product innovation and acquisitions in the stormwater and wastewater markets. Importantly, sales in our higher margin products, Infiltrator and Allied products, increased 14% and 13%, respectively, and these product categories represented a collective 48% of Fiscal 2026 revenue. The resiliency of our model demonstrated by this year's 31.6% Adjusted EBITDA margin is due in part to our strategy to grow these more profitable products to be a higher mix of the overall sales."

"Turning to Fiscal 2027, we are cautious on the demand outlook due to the geopolitical uncertainty, elevated interest rates and resulting economic uncertainty. Non-residential construction activity continues to benefit from large projects, though residential construction activity has slowed. We have good line of sight into our costs, and we are working to offset inflationary pressure on a dollar-for-dollar basis through pricing actions as well as by utilizing our North American leading recycling capabilities to pivot to lower-cost material. We are confident in our ability to grow and increase market share during this period of market uncertainty, supported by our national reach and industry-leading product portfolio, as we focus on growing geographies and segments of the construction market, such as data centers."

Barbour concluded, "Long term, we will continue to grow our resilient platform with strong cash generation to enable disciplined capital allocation that drives shareholder returns."

Fourth Quarter Fiscal 2026 Results
Net sales increased $61.0 million, or 9.9%, to $676.8 million, as compared to $615.8 million in the prior year quarter. Stormwater sales increased $56.0 million, or 11.7%, to $534.7 million, as compared to $478.8 million in the prior year quarter. Stormwater sales include $48.8 million of revenue from the acquisition of National Diversified Sales ("NDS"). Stormwater sales increased 2% on an organic basis. Wastewater sales increased $5.0 million, or 3.7%, to $142.0 million, as compared to $137.0 million in the prior year period.

Gross profit increased $11.4 million, or 5.0%, to $237.7 million as compared to $226.3 million in the prior year. The increase in gross profit is primarily driven by volume growth, favorable price/cost, and favorable mix of Allied products and Infiltrator.

Selling, general and administrative expenses increased $46.2 million, or 50.5% to $137.6 million, as compared to $91.4 million in the prior year. As a percentage of sales, selling, general and administrative expense was 20.3% as compared to 14.8% in the prior year. The increase was primarily driven by the acquisition of NDS and associated transaction costs.

Net income from continuing operations decreased $41.6 million, or 54.1%, to $35.2 million, as compared to $76.8 million in the prior year. Diluted Earnings Per Share ("EPS") from continuing operations decreased $0.56, or 56.6%, to $0.43, as compared to $0.99 per share in the prior year quarter. The decrease is primarily due to acquisition related costs as well as restructuring and realignment expenses. Adjusted EPS from continuing operations increased $0.04, or 3.9%, to $1.07, as compared to $1.03 in the prior year period.

Adjusted EBITDA (Non-GAAP) increased $11.3 million, or 6.4%, to $188.0 million, as compared to $176.7 million in the prior year, primarily due to the factors mentioned above. As a percentage of net sales, Adjusted EBITDA was 27.8% as compared to 28.7% in the prior year.

Segment sales results are based on Net sales to external customers. Reconciliations of GAAP to Non-GAAP financial measures for Adjusted EBITDA, Free Cash Flow and Adjusted Earnings per Share have been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading "Non-GAAP Financial Measures."

Fiscal Year 2026 Results
Net sales increased $146.1 million, or 5.0%, to $3,050.4 million, as compared to $2,904.2 million in the prior year. Stormwater sales increased $71.0 million, or 3.1% to $2,397.4 million, as compared to $2,326.4 million in the prior year. Wastewater sales increased $75.1 million, or 13.0%, to $653.0 million, as compared to $577.9 million in the prior year.

Gross profit increased $73.1 million, or 6.7%, to $1,167.4 million as compared to $1,094.2 million in the prior year. The increase in gross profit is primarily driven by favorable volume, price/cost and mix of construction market and Infiltrator sales, partially offset by unfavorable fixed cost absorption as well as the mix impact from acquisitions.

Selling, general and administrative expenses increased $89.2 million, or 23.4% to $469.5 million, as compared to $380.4 million. As a percentage of sales, selling, general and administrative expense was 15.4% as compared to 13.1% in the prior year. The increase was primarily driven by the acquisitions of Orenco and NDS, as well as transaction costs associated with the acquisition of NDS.

Net income from continuing operations decreased $22.7 million, or 5.0%, to $429.9 million, as compared to $452.6 million in the prior year. Diluted EPS from continuing operations decreased $0.31, or 5.4%, to $5.45, as compared to $5.76 per share in the prior year quarter. The decrease is primarily due to acquisition related costs as well as restructuring and realignment expenses. Adjusted EPS from continuing operations increased $0.38, or 6.5%, to $6.27, as compared to $5.89 in the prior year period.

Adjusted EBITDA (Non-GAAP) increased $73.7 million, or 8.3%, to $962.9 million, as compared to $889.2 million in the prior year, primarily due to the factors mentioned above. As a percentage of net sales, Adjusted EBITDA was 31.6% as compared to 30.6% in the prior year.

NDS Acquisition and New Segment Reporting
On February 2, 2026, the Company announced that it completed the previously disclosed acquisition of the water management business of Norma Group SE (DAX: NOEJ), known as National Diversified Sales ("NDS"). For more information, visit the Investor Relations section of the Company's website.

Following the acquisition of NDS the Company realigned its reportable segments to align with the manner in which the chief operating decision maker assesses performance and makes resource allocation decisions. ADS operates its business in two distinct reportable segments: "Stormwater" and "Wastewater", which are primarily organized based on products. The Stormwater segment primarily consists of the former Pipe and International segments, as well as Allied Products & Other. The Wastewater segment primarily consists of the former Infiltrator segment.

Balance Sheet and Liquidity
Net cash provided by operating activities was $819.1 million, as compared to $581.5 million in the prior year. Free cash flow (Non-GAAP) was $569.3 million, as compared to $368.5 million in the prior year. Capital expenditures increased $36.8 million over the prior year as we continue to invest in safety, capacity and productivity. Net debt (total debt and finance lease obligations net of cash) was $1,548.9 million as of March 31, 2026, an increase of $586.5 million from March 31, 2025.

ADS had total liquidity of $962.9 million, comprised of cash of $223.0 million as of March 31, 2026 and $739.9 million of availability under committed credit facilities. As of March 31, 2026, the Company’s leverage ratio was 1.6 times.

In the twelve months ended March 31, 2026, the Company repurchased 0.7 million shares of its common stock for a total cost of $99.2 million. Between common stock repurchased and dividends paid, the Company returned $155.4 million to shareholders in the year ended March 31, 2026, an increase of 29.8% compared to $119.7 million in the year ended March 31, 2025. As of March 31, 2026, the Company has $1.0 billion remaining under its share repurchase authorization.

Fiscal Year 2027 Outlook
Based on current visibility, backlog of existing orders and business trends, the Company issued the following targets for fiscal 2027. Net sales are expected to be in the range of $3.350 billion to $3.550 billion. Adjusted EBITDA is expected to be in the range of $1.0 billion to $1.050 billion. Capital expenditures are expected to be approximately $200 million.

Conference Call Information
Webcast: Interested investors and other parties can listen to a webcast of the live conference call by logging in through the Investor Relations section of the Company's website at https://investors.ads-pipe.com/events-and-presentations. An online replay will be available on the same website following the call.

About the Company
Advanced Drainage Systems is a leading manufacturer of innovative stormwater and onsite wastewater solutions that manage the world’s most precious resource: water. ADS, along with NDS and Infiltrator Water Technologies, provides superior stormwater drainage and onsite wastewater products used across commercial, residential, infrastructure, and agricultural applications, while delivering unparalleled customer service. ADS operates the industry’s largest company-owned fleet, an expansive sales team and a vast manufacturing network. As one of the largest plastic recycling companies in North America, ADS keeps hundreds of millions of pounds of plastic out of landfills each year. Founded in 1966, ADS’ water management solutions are designed to last for decades. To learn more, visit the Company’s website at www.adspipe.com.

Forward Looking Statements
Certain statements in this press release may be deemed to be forward-looking statements. These statements are not historical facts but rather are based on the Company’s current expectations, estimates and projections regarding the Company’s business, operations and other factors relating thereto. Words such as "may," "will," "could," "would," "should," "anticipate," "predict," "potential," "continue," "expects," "intends," "plans," "projects," "believes," "estimates," "confident" and similar expressions are used to identify these forward-looking statements. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include: fluctuations in the price and availability of resins and other raw materials, new tariff and international trade policies, and our ability to pass any increased costs of raw materials and tariffs on to our customers in a timely manner; disruption or volatility in general business, political and economic conditions in the markets in which we operate; cyclicality and seasonality of the non-residential and residential construction markets and infrastructure spending; the risks of increasing competition in our existing and future markets; uncertainties surrounding the integration and realization of anticipated benefits of acquisitions or doing so within the intended timeframe, including our ability to successfully integrate NDS into our business; risks that the acquisition of NDS may involve unexpected costs, liabilities, risks that the cost savings and synergies from the acquisition of NDS may not be fully realized; the effect of weather or seasonality; the loss of any of our significant customers; the risks of doing business internationally; the risks of conducting a portion of our operations through joint ventures; our ability to expand into new geographic or product markets; the risk associated with manufacturing processes; the effects of global climate change and any related regulatory responses; our ability to protect against cybersecurity incidents and disruptions or failures of our IT systems; our ability to assess and monitor the effects of artificial intelligence, machine learning, robotics and blockchain or other new approaches to data mining on our business and operations; our ability to manage our supply purchasing and customer credit policies; our ability to control labor costs and to attract, train and retain highly qualified employees and key personnel; our ability to protect our intellectual property rights; changes in laws and regulations, including environmental laws and regulations; our ability to appropriately address any environmental, social or governance concerns that may arise from our activities; the risks associated with our current levels of indebtedness, including borrowings under our existing credit agreement and outstanding indebtedness under our existing senior notes; and other risks and uncertainties described in the Company’s filings with the SEC. New risks and uncertainties emerge from time to time and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For more information, please contact:
Michael Higgins
VP, Corporate Strategy & Investor Relations
(614) 658-0050
Michael.Higgins@adspipe.com

Financial Statements
ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(In thousands, except per share data)	2026	2025	2026	2025
Net sales	$676,761	$615,761	$3,050,376	$2,904,245
Cost of goods sold	439,097	389,509	1,882,990	1,810,004
Gross profit	237,664	226,252	1,167,386	1,094,241
Operating expenses:
Selling, general and administrative	137,622	91,416	469,549	380,378
Loss (gain) on disposal of assets and costs from exit and disposal activities	28,026	3,426	19,211	3,858
Intangible amortization	18,678	14,429	59,424	52,569
Income from operations	53,338	116,981	619,202	657,436
Other expense:
Interest expense	25,145	22,729	93,869	91,803
Interest income and other, net	(11,239)	(4,968)	(34,455)	(23,832)
Income before income taxes	39,432	99,220	559,788	589,465
Income tax expense	5,358	23,166	134,988	141,063
Equity in net income of unconsolidated affiliates	(1,161)	(734)	(5,063)	(4,171)
Net income from continuing operations	35,235	76,788	429,863	452,573
Net loss from discontinued operations	(1,090)	—	(1,090)	—
Net income	34,145	76,788	428,773	452,573
Less: net income attributable to noncontrolling interest	1,245	(369)	2,308	2,401
Net income attributable to ADS	$32,900	$77,157	$426,465	$450,172

Weighted average common shares outstanding:
Basic	77,818	77,576	77,756	77,549
Diluted	78,482	78,109	78,383	78,188
Net income from continuing operations per share
Basic	$0.44	$0.99	$5.50	$5.81
Diluted	$0.43	$0.99	$5.45	$5.76
Net loss from discontinued operations per share
Basic	$(0.01)	$—	$(0.01)	$—
Diluted	$(0.01)	$—	$(0.01)	$—
Net income per share:
Basic	$0.42	$0.99	$5.48	$5.81
Diluted	$0.42	$0.99	$5.44	$5.76
Cash dividends declared per share	$0.18	$0.16	$0.72	$0.64

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)

	As of
(Amounts in thousands)	March 31, 2026	March 31, 2025
ASSETS
Current assets:
Cash	$223,012	$463,319
Receivables, net	390,536	333,221
Inventories	543,381	488,269
Assets held for sale	43,451	8,194
Other current assets	30,449	31,780
Total current assets	1,230,829	1,324,783
Property, plant and equipment, net	1,217,165	1,051,040
Other assets:
Goodwill	1,042,716	720,223
Intangible assets, net	848,527	448,060
Other assets	166,386	146,254
Total assets	$4,505,623	$3,690,360
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of debt obligations	$5,865	$9,934
Current maturities of finance lease obligations	38,136	33,143
Accounts payable	237,706	218,024
Liabilities held for sale	15,139	—
Other accrued liabilities	212,623	137,295
Total current liabilities	509,469	398,396
Long-term debt obligations, net	1,605,958	1,251,589
Long-term finance lease obligations	121,935	131,000
Deferred tax liabilities	220,994	190,416
Other liabilities	91,303	83,171
Total liabilities	2,549,659	2,054,572
Mezzanine equity:
Redeemable convertible preferred stock	73,652	92,652
Total mezzanine equity	73,652	92,652

Stockholders’ equity:
Common stock	11,710	11,694
Paid-in capital	1,342,091	1,277,694
Common stock in treasury, at cost	(1,325,713)	(1,219,408)
Accumulated other comprehensive loss	(32,290)	(37,178)
Retained earnings	1,862,936	1,492,634
Total ADS stockholders’ equity	1,858,734	1,525,436
Noncontrolling interest in subsidiaries	23,578	17,700
Total stockholders’ equity	1,882,312	1,543,136
Total liabilities, mezzanine equity and stockholders’ equity	$4,505,623	$3,690,360

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Fiscal Year Ended March 31,
(Amounts in thousands)	2026	2025
Cash Flow from Operating Activities
Net income	$428,773	$452,573
Less: Net loss from discontinued operations, net of taxes	(1,090)	—
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	216,261	183,281
Deferred income taxes	35,385	(423)
Loss (gain) on disposal of assets and costs from exit and disposal activities	19,211	3,858
Stock-based compensation	32,354	26,581
Amortization of deferred financing charges	2,225	2,044
Inventory step up related to NDS acquisition	12,277	—
Fair market value adjustments to derivatives	(5,129)	220
Equity in net income of unconsolidated affiliates	(5,063)	(4,171)
Other operating activities	806	(298)
Changes in working capital:
Receivables	(2,288)	1,414
Inventories	30,609	(15,749)
Prepaid expenses and other current assets	(1,110)	(3,983)
Accounts payable, accrued expenses and other liabilities	53,960	(63,856)
Operating cash flows from discontinued operations	(307)	—
Net cash provided by operating activities	819,054	581,491
Cash Flows from Investing Activities
Capital expenditures	(249,766)	(212,944)
Proceeds from disposition of assets or businesses	32,541	—
Acquisition, net of cash acquired	(991,064)	(237,310)
Other investing activities	(3,531)	2,388
Net cash used in investing activities	(1,211,820)	(447,866)
Cash Flows from Financing Activities
Proceeds from Term Loan Facility	600,000	—
Payments on syndicated Term Loan Facility	(413,250)	(7,000)
Proceeds from Revolving Credit Agreement	75,500	—
Payments on Revolving Credit Agreement	(75,500)	—
Proceeds from Senior Notes due 2034	500,000	—
Payments on Senior Notes due 2027	(350,000)	—
Proceeds from commercial loan agreement	27,200	—
Debt issuance costs	(17,182)	—
Payments on Equipment Financing	(2,937)	(4,897)
Payments on finance lease obligations	(40,602)	(25,487)
Repurchase of common stock	(91,958)	(69,922)
Cash dividends paid	(56,124)	(49,737)
Proceeds from noncontrolling interest holder	3,342	—
Dividends paid to noncontrolling interest holder	(1,960)	—
Proceeds from option exercises	6,850	9,971
Payment of withholding taxes on vesting of restricted stock units	(7,060)	(10,657)
Other financing activities	(2)	2
Net cash provided by (used in) financing activities	156,317	(157,727)
Effect of exchange rate changes on cash	1,145	(2,475)
Net change in cash	(235,304)	(26,577)
Cash at beginning of year	469,271	495,848
Cash and restricted cash at end of year	$233,967	$469,271
Less: cash held for sale	$(9,184)	$—
Cash and restricted cash, excluding cash held for sale, at end of year	$224,783	$469,271

RECONCILIATION TO BALANCE SHEET
Cash	$223,012	$463,319
Restricted cash	1,771	5,952
Total cash and restricted cash	$224,783	$469,271

Selected Financial Data
Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). ADS management uses non-GAAP measures in its analysis of the Company’s performance. Investors are encouraged to review the reconciliation of non-GAAP financial measures to the comparable GAAP results available in the accompanying tables.
Reconciliation of Non-GAAP Financial Measures
This press release includes references to Adjusted EBITDA, Organic Net Sales, Free Cash Flow and Adjusted Earnings per Share from Continuing Operations, non-GAAP financial measures. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These measures are not intended to be substitutes for those reported in accordance with GAAP. Adjusted EBITDA and Free Cash Flow may be different from non-GAAP financial measures used by other companies, even when similar terms are used to identify such measures.
EBITDA and Adjusted EBITDA are non-GAAP financial measures that comprise net income before interest, income taxes, depreciation and amortization, stock-based compensation, non-cash charges and certain other expenses. The Company’s definition of Adjusted EBITDA may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Adjusted EBITDA is a key metric used by management and the Company’s board of directors to assess financial performance and evaluate the effectiveness of the Company’s business strategies. Accordingly, management believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as the Company’s management and board of directors. In order to provide investors with a meaningful reconciliation, the Company has provided below reconciliations of Adjusted EBITDA to net income.

Organic Net Sales is a non-GAAP financial measure that represents net sales excluding the impact of acquisitions and is intended to provide a meaningful comparison of sales growth attributable to underlying volume and pricing changes in the Company’s continuing operations.
Free Cash Flow is a non-GAAP financial measure that comprises cash flow from operating activities less capital expenditures. Free Cash Flow is a measure used by management and the Company’s board of directors to assess the Company’s ability to generate cash.  Accordingly, management believes that Free Cash Flow provides useful information to investors and others in understanding and evaluating our ability to generate cash flow from operations after capital expenditures. In order to provide investors with a meaningful reconciliation, the Company has provided below a reconciliation of cash flow from operating activities to Free Cash Flow.
Adjusted Earnings per Share from Continuing Operations excludes (gains) losses on disposals of assets or business, restructuring expenses, impairment charges, inventory step up related to the acquisition of NDS and transaction costs. Adjusted Earnings per Share from Continuing Operations is a measure used by management and may be useful for investors to evaluate the Company's operational performance.
The following tables present a reconciliation of EBITDA and Adjusted EBITDA to Net Income, Free Cash Flow to Cash Flow from Operating Activities, and Adjusted Earnings per Share to Diluted Earnings per Share, the most comparable GAAP measures, for each of the periods indicated.

Reconciliation of Segment Adjusted EBITDA to Net Income From Continuing Operations

	Three Months Ended March 31, 2026
(Amounts in thousands)	Stormwater	Wastewater	Intersegment Eliminations	Total
Net sales:
Net sales from external customers	$534,749	$142,012	$—	$676,761
Intersegment net sales	8,870	13,534	(22,404)	—
Net sales	543,619	155,546	(22,404)	676,761

Significant segment expenses:
Costs of goods sold	377,356	85,806	(24,065)	439,097
Selling, general and administrative expenses	106,709	15,690	—	122,399
Other segment items(a)	(80,625)	(7,323)	—	(87,948)
Segment Adjusted EBITDA(b)	$140,179	$61,373	$1,661

Corporate and other costs(c)				15,223
Total consolidated Adjusted EBITDA				$187,990

Reconciliation of total consolidated Adjusted EBITDA to income from continuing operations before income taxes:
Interest expense				25,145
Interest income				(3,805)
Depreciation and amortization				59,818
Stock-based compensation expense				6,538
Loss (gain) on disposal of assets and costs from exit and disposal activities				28,026
Transaction costs(d)				23,509
Other adjustments(e)				9,327
Income before income taxes				39,432

Income tax expense				5,358
Equity in net income of unconsolidated affiliates				(1,161)
Net income from continuing operations				$35,235
a.Other segment items include depreciation, amortization recorded within cost of goods sold, stock-based compensation expense, inventory step-up costs, restructuring and realignment expense, and transaction costs.
b.The Company calculates Segment Adjusted EBITDA as net income from continuing operations before interest, income taxes, depreciation and amortization, stock-based compensation expense, non-cash charges and certain other gains and expenses.
c.Represents certain unallocated selling, general and administrative expenses required to reconcile segment Adjusted EBITDA to consolidated Adjusted EBITDA.
d.Represents expenses recorded related to legal, accounting and other professional fees incurred in connection with business or asset acquisitions and dispositions.
e.Includes derivative fair value adjustments, foreign currency transaction (gains) losses, legal settlements, inventory step-up costs, restructuring and realignment expense, and executive retirement expense (benefit).

	Three Months Ended March 31, 2025
(Amounts in thousands)	Stormwater	Wastewater	Intersegment Eliminations	Total
Net sales:
Net sales from external customers	$478,799	$136,962	$—	$615,761
Intersegment net sales	8,530	11,205	(19,735)	—
Net sales	487,329	148,167	(19,735)	615,761

Significant segment expenses:
Costs of goods sold	329,009	80,013	(19,513)	389,509
Selling, general and administrative expenses	62,585	16,530	—	79,115
Other segment items(a)	(34,371)	(7,488)	—	(41,859)
Segment Adjusted EBITDA(b)	$130,106	$59,112	$(222)

Corporate and other costs(c)				12,301
Total consolidated Adjusted EBITDA				$176,695

Reconciliation of total consolidated Adjusted EBITDA to income from continuing operations before income taxes:
Interest expense				22,729
Interest income				(5,007)
Depreciation and amortization				49,610
Stock-based compensation expense				4,823
Loss (gain) on disposal of assets and costs from exit and disposal activities				3,426
Transaction costs(d)				672
Other adjustments(e)				1,222
Income before income taxes				99,220

Income tax expense				23,166
Equity in net income of unconsolidated affiliates				(734)
Net income from continuing operations				$76,788
a.Other segment items include depreciation, amortization recorded within cost of goods sold, stock-based compensation expense, inventory step-up costs, restructuring and realignment expense, and transaction costs.
b.The Company calculates Segment Adjusted EBITDA as net income from continuing operations before interest, income taxes, depreciation and amortization, stock-based compensation expense, non-cash charges and certain other gains and expenses.
c.Represents certain unallocated selling, general and administrative expenses required to reconcile segment Adjusted EBITDA to consolidated Adjusted EBITDA.
d.Represents expenses recorded related to legal, accounting and other professional fees incurred in connection with business or asset acquisitions and dispositions.
e.Includes derivative fair value adjustments, foreign currency transaction (gains) losses, legal settlements, inventory step-up costs, restructuring and realignment expense, and executive retirement expense (benefit).

	Fiscal Year Ended March 31, 2026
(Amounts in thousands)	Stormwater	Wastewater	Intersegment Eliminations	Total
Net sales:
Net sales from external customers	$2,397,414	$652,962	$—	$3,050,376
Intersegment net sales	36,466	61,580	(98,046)	—
Net sales	2,433,880	714,542	(98,046)	3,050,376

Significant segment expenses:
Costs of goods sold	1,613,170	367,963	(98,143)	1,882,990
Selling, general and administrative expenses	348,829	69,002	—	417,831
Other segment items(a)	(231,194)	(33,875)	—	(265,069)
Segment Adjusted EBITDA(b)	$703,075	$311,452	$97

Corporate and other costs(c)				51,718
Total consolidated Adjusted EBITDA				$962,906

Reconciliation of total consolidated Adjusted EBITDA to income from continuing operations before income taxes:
Interest expense				93,869
Interest income				(25,000)
Depreciation and amortization				216,261
Stock-based compensation expense				32,354
Loss (gain) on disposal of assets and costs from exit and disposal activities				19,211
Transaction costs(d)				40,805
Other adjustments(e)				25,618
Income before income taxes				559,788

Income tax expense				134,988
Equity in net income of unconsolidated affiliates				(5,063)
Net income from continuing operations				$429,863
a.Other segment items include depreciation, amortization recorded within cost of goods sold, stock-based compensation expense, inventory step-up costs, restructuring and realignment expense, and transaction costs.
b.The Company calculates Segment Adjusted EBITDA as net income from continuing operations before interest, income taxes, depreciation and amortization, stock-based compensation expense, non-cash charges and certain other gains and expenses.
c.Represents certain unallocated selling, general and administrative expenses required to reconcile segment Adjusted EBITDA to consolidated Adjusted EBITDA.
d.Represents expenses recorded related to legal, accounting and other professional fees incurred in connection with business or asset acquisitions and dispositions.
e.Includes derivative fair value adjustments, foreign currency transaction (gains) losses, legal settlements, inventory step-up costs, restructuring and realignment expense, and executive retirement expense (benefit).

	Fiscal Year Ended March 31, 2025
(Amounts in thousands)	Stormwater	Wastewater	Intersegment Eliminations	Total
Net sales:
Net sales from external customers	$2,326,370	$577,875	$—	$2,904,245
Intersegment net sales	35,647	52,031	(87,678)	—
Net sales	2,362,017	629,906	(87,678)	2,904,245

Significant segment expenses:
Costs of goods sold	1,582,828	314,465	(87,289)	1,810,004
Selling, general and administrative expenses	282,877	55,186	—	338,063
Other segment items(a)	(143,608)	(31,757)	—	(175,365)
Segment Adjusted EBITDA(b)	$639,920	$292,012	$(389)

Corporate and other costs(c)				42,315
Total consolidated Adjusted EBITDA				$889,228

Reconciliation of total consolidated Adjusted EBITDA to income from continuing operations before income taxes:
Interest expense				91,803
Interest income				(23,485)
Depreciation and amortization				183,281
Stock-based compensation expense				26,581
Loss (gain) on disposal of assets and costs from exit and disposal activities				3,858
Transaction costs(d)				9,291
Other adjustments(e)				8,434
Income before income taxes				589,465

Income tax expense				141,063
Equity in net income of unconsolidated affiliates				(4,171)
Net income from continuing operations				$452,573
a.Other segment items include depreciation, amortization recorded within cost of goods sold, stock-based compensation expense, inventory step-up costs, restructuring and realignment expense, and transaction costs.
b.The Company calculates Segment Adjusted EBITDA as net income from continuing operations before interest, income taxes, depreciation and amortization, stock-based compensation expense, non-cash charges and certain other gains and expenses.
c.Represents certain unallocated selling, general and administrative expenses required to reconcile segment Adjusted EBITDA to consolidated Adjusted EBITDA.
d.Represents expenses recorded related to legal, accounting and other professional fees incurred in connection with business or asset acquisitions and dispositions.
e.Includes derivative fair value adjustments, foreign currency transaction (gains) losses, legal settlements, inventory step-up costs, restructuring and realignment expense, and executive retirement expense (benefit).

Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(Amounts in thousands)	2026	2025	2026	2025
Net income from continuing operations	$35,235	$76,788	$429,863	$452,573
Depreciation and amortization	59,818	49,610	216,261	183,281
Interest expense	25,145	22,729	93,869	91,803
Income tax expense	5,358	23,166	134,988	141,063
EBITDA	125,556	172,293	874,981	868,720
Restructuring and realignment expense(a)	30,627	—	48,299	—
(Gain) loss on disposal of assets	(590)	3,426	(17,039)	3,858
Stock-based compensation expense	6,538	4,823	32,354	26,581
Transaction costs	23,509	672	40,805	9,291
Inventory step up related to acquisition of NDS	12,277	—	12,277	—
Interest income	(3,805)	(5,007)	(25,000)	(23,485)
Other adjustments (b)	(6,122)	488	(3,771)	4,263
Adjusted EBITDA	$187,990	$176,695	$962,906	$889,228
a.Represents expenses recorded related to legal, accounting and other professional fees incurred in connection with business or asset acquisitions and dispositions.
b.Includes derivative fair value adjustments, foreign currency transaction (gains) losses, legal settlements, inventory step-up costs, the proportionate share of interest, income taxes, depreciation and amortization related to the South American Joint Venture, which is accounted for under the equity method of accounting and executive retirement expense (benefit).
Reconciliation of Free Cash Flow to Cash flow from Operating Activities

	Fiscal Year Ended March 31,
(Amounts in thousands)	2026	2025
Net cash flow from operating activities	$819,054	$581,491
Capital expenditures	(249,766)	(212,944)
Free cash flow	$569,288	$368,547

Organic Net Sales - The following table presents a reconciliation of Net Sales to Organic Net Sales for the Company:

	Three Months Ended March 31,
(Amounts in thousands)	2026	2025
Net Sales	$676,761	$615,761
Less: Net Sales from NDS	(48,834)	—
Organic Net Sales	$627,927	$615,761
Reconciliation of Diluted Earnings per Share from Continuing Operations to Adjusted Earnings per Share from Continuing Operations - The following table diluted presents earnings per share from continuing operations on an adjusted basis to supplement the Company's discussion of its results of operations herein:

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2026	2025	2026	2025
Diluted Earnings Per Share from Continuing Operations	$0.43	$0.99	$5.45	$5.76
Restructuring and realignment expense	0.39	—	0.62	—
(Gain) loss on disposal of assets	(0.01)	0.04	(0.22)	0.05
Inventory step up related to the acquisition of NDS	0.16	—	0.16	—
Transaction costs	0.30	0.01	0.52	0.12
Income tax impact of adjustments (a)	(0.20)	(0.01)	(0.26)	(0.04)
Adjusted Earnings per Share from Continuing Operations	$1.07	$1.03	$6.27	$5.89
a.The income tax impact of adjustments to each period is based on the statutory tax rate.